Exhibit 99.1

JoS. A. Bank Clothiers' First Quarter Earnings More Than Double; Earnings Guidance Increases

     HAMPSTEAD, Md.--(BUSINESS WIRE)--May 25, 2004--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") announced earnings per share of $0.47 for the first quarter of FY2004 compared with earnings per share of $0.20 in the first quarter of FY2003 - representing an increase of 135% and another record quarter for the Company when compared with the same quarter of the prior year.
     The Company also increased its earnings guidance for the fiscal year ending January 29, 2005 (FY2004) to an estimated annual net income of at least $23.3 million compared with net income of $16.6 million in FY2003. The current management team was brought together in late 1999 and FY2004 represents the fifth year executing their strategic plan. The FY2004 results would mark a five year average annual compounded net income growth rate of approximately 75%, with each year increasing no less than 30%.
     "We are pleased to start the new year with such outstanding results," stated Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "Our new product innovations, including the wrinkle-and-stain-resistant shirts and pants and our luxurious Signature and Signature Gold products, have performed well. I am also looking forward to the kick-off of our new brand-building campaign in the second half of this year. We believe this is another key step to position JoS. A. Bank Clothiers as the premiere upscale menswear brand in the United States."
     The Company noted that its new store openings were on plan for the first quarter and that management is pleased with the aggregate performance of these stores. The Company plans to open 55 to 65 stores in FY2004, with ten new stores opened to date, ten additional stores scheduled to open in the second quarter and 35 to 45 new stores coming on line in the last half of the year.
     As previously reported, total sales for the first quarter ended May 1, 2004 increased 28.3% to $79.9 million, compared with $62.3 million in the first quarter of 2003. Comparable store sales increased 13.6% while combined catalog and internet sales increased 18.7% in the first quarter of 2004.
     All earnings per share amounts discussed herein refer to diluted earnings per share and reflect the impact of a 50% stock dividend that was distributed to stockholders on February 18, 2004.
     A conference call to discuss this earnings press release is scheduled for today, May 25, 2004 at 11:00 a.m. Eastern Time (EDT). To participate in the call today, please dial 888-428-4478 at least five minutes before 11:00 a.m. EDT. A replay of the conference call will be available after 2:30 p.m. EDT on May 25, 2004 until June 2, 2004 at 11:59 p.m. EDT by dialing (USA) 800-475-6701 or
(International) 320-365-3844. The access code for the replay will be 730865.
     The conference call is also available by webcast. To participate in the webcast, please go to www.josbank.com, select Investor Relations, click on Live Webcast, and Click Here for Webcast.

     JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 219 stores in 35 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

     The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.


             JoS. A. Bank Clothiers, Inc. and Subsidiaries
                      Consolidated Balance Sheets
                            (In Thousands)


                              May 1, 2004  Jan. 31, 2004  May 3, 2003
                             ------------- ------------- -------------
                              (unaudited)    (audited)    (unaudited)
           ASSETS
CURRENT ASSETS:
    Cash and cash
     equivalents             $        904  $        875  $      1,354
    Accounts receivable, net        6,158         4,201         4,860
    Inventories:
      Raw materials                 7,718        11,652        14,219
      Finished Goods              118,182       109,136        82,339
                             ------------- ------------- -------------
      Total inventories           125,900       120,788        96,558
                             ------------- ------------- -------------

    Prepaid expenses and
     other current assets          10,058        10,323         7,255
                             ------------- ------------- -------------
      Total current assets        143,020       136,187       110,027

    Property, plant and
     equipment, net                47,749        47,401        40,860
    Other noncurrent assets,
     net                            2,658         2,923           857
                             ------------- ------------- -------------
      Total assets           $    193,427  $    186,511  $    151,744
                             ============= ============= =============

      LIABILITIES AND
    STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable         $     27,180  $     28,748  $     31,212
    Accrued expenses               31,041        33,985        24,119
    Current portion of long-
     term debt                      1,006         1,245         1,215
                             ------------- ------------- -------------
      Total current
       liabilities                 59,227        63,978        56,546

NONCURRENT LIABILITIES:
    Long-term debt, net of
     current portion               34,856        28,618        23,421
    Deferred rent and other
     noncurrent liabilities         6,085         6,413         3,935
                             ------------- ------------- -------------
      Total liabilities           100,168        99,009        83,902
                             ------------- ------------- -------------

STOCKHOLDERS' EQUITY:
    Common stock                      123           122            73
    Additional paid-in
     capital                       64,628        64,207        59,025
    Retained earnings              33,566        28,231        13,802
                             ------------- ------------- -------------
                                   98,317        92,560        72,900
    Less treasury stock            (5,058)       (5,058)       (5,058)
                             ------------- ------------- -------------

      Total stockholders'
       equity                      93,259        87,502        67,842
                             ------------- ------------- -------------
      Total liabilities and
       stockholders' equity  $    193,427  $    186,511  $    151,744
                             ============= ============= =============




             JoS. A. Bank Clothiers, Inc. and Subsidiaries
                 Consolidated Statements of Operations
               (in thousands, except earnings per share)


                                               Three Months Ended
                                               ------------------
                                          May 1, 2004     May 3, 2003
                                         -------------   -------------
                                          (unaudited)     (unaudited)

Net sales                               $79,929   100%  $62,272   100%
                                         ------- -----   ------- -----
Costs and expenses:
    Cost of goods sold                   30,894  38.7%   26,672  42.8%
    General and administrative            8,584  10.7%    7,043  11.3%
    Sales and marketing                  30,651  38.3%   24,114  38.7%
    Store opening costs                     231   0.3%      366   0.6%
                                         ------- -----   ------- -----
                                         70,360  88.0%   58,195  93.5%
                                         ------- -----   ------- -----

Operating income                          9,569  12.0%    4,077   6.5%

Interest expense, net                       481   0.6%      303   0.4%
                                         ------- -----   ------- -----

Income before provision for income
 taxes                                    9,088  11.4%    3,774   6.1%
Provision for income taxes                3,753   4.7%    1,600   2.6%
                                         ------- -----   ------- -----

    Net income                          $ 5,335   6.7%  $ 2,174   3.5%
                                         ======= =====   ======= =====

Earnings per share:
Net income:
    Basic                               $  0.50         $  0.23
    Diluted                             $  0.47         $  0.20
Weighted average shares outstanding:
    Basic                                10,597           9,299
    Diluted                              11,370          10,866

Note: On January 13, 2004, the Company's Board of Directors declared a 50% stock dividend payable on February 18, 2004 to stockholders of record as of January 30, 2004. All historical weighted average share and per share amounts noted herein have been adjusted to reflect the stock dividend.


    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
              or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
              or
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com